EXHIBIT 10(xvi)

THIS AGREEMENT dated this 27th day of July, 2004

BETWEEN

McCormick (UK) Limited whose registered office is at Computershare Investor Services plc, Lochside House, 7 Lochside Ave, Edinburgh Park, Edinburgh EH12 9DJ (“the Company”)

and

McCormick & Company, Incorporated whose registered office is at 18 Loveton Circle, Sparks, Maryland, 21152, USA (“McCormick Inc”)

and

John C. Molan of Little Birches, Coronation Road, Ascot, Berkshire, SL5 9 LG, England (“the Executive”)

IT IS AGREED as follows:

1.             Termination

1.1           Subject to Clause 1.5 below, the employment of the Executive with the Company and all Associated Companies shall terminate on 31 December 2004 (“the Termination Date”).

1.2           With effect from 1 January 2004, the Executive will be employed in the position of Executive Vice President. He will cease to be employed in the capacity of President - Europe and Asia and will no longer be required to perform any of the duties or responsibilities specific to that role.

1.3           The Executive acknowledges that his duties of confidentiality, loyalty and fidelity to the Company, McCormick Inc and any other Associated Company and all implied obligations arising out of his employment by the Company and any offices held in relation to the Company or any Associated Company shall remain in force up to and including the Termination Date or the date that the Executive ceases to hold any such office respectively. The Executive further agrees that:

1.3.1                he shall continue to devote the whole of his time, attention, skill and ability to the discharge of his duties of employment;

1.3.2                he shall comply with all lawful and reasonable instructions of the Company and McCormick Inc and shall faithfully and diligently perform such duties and exercise such powers as may be assigned to him or vested in him by the Company or McCormick Inc;

1.3.3                he shall use his best endeavours to assist his successor as

President - Europe, Middle East and Africa and to ensure the effective handover of responsibility to him;

1.3.4                he shall continue to be bound by the Company’s and McCormick Inc’s policies and procedures; and

1.3.5                the Company may require the Executive not to attend at work and/or not to undertake all or any of his duties during all or any of the period from now until the Termination Date PROVIDED ALWAYS that the Company shall continue to pay the Executive’s salary in accordance with Clause 1.4 below.

1.4           Provided that the Executive complies with his obligations set out at 1.3 above, the Executive shall continue to be paid his basic salary, and to participate in McCormick Inc’s Management Incentive Bonus Plan (“Bonus Plan”) and McCormick Inc’s Mid-Term Incentive Plan (“Incentive Plan”) from the date of this Agreement until the Termination Date.

1.5           Without prejudice to any other rights or remedies the Company may have, the Company retains the right to terminate the Executive’s employment summarily and prior to the Termination Date if the Executive shall at any time:

1.5.1                be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty; or

1.5.2                act in any manner (whether in the course of his duties or otherwise) which is likely to bring him, the Company or any Associated Company into disrepute or prejudice the interests of the Company or any Associated Company; or

1.5.3                become bankrupt, apply for or have made against him a receiving order under Section 286 Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; or

1.5.4                be or become of unsound mind; or

1.5.5                be guilty of continuing unsatisfactory conduct or poor performance of his duties, after having received a written warning from the Company relating to the same; or

1.5.6                be convicted of an indictable offence.

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

1.6           The Company shall have the right to suspend the Executive on full pay pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to Clause 1.5 above.

1.7           The Executive agrees that he will not at any time after the Termination Date (or, if terminated early pursuant to Clause 1.5, at any time after the date on which his employment with the Company and any Associated Company terminates) represent himself as still having any connection with the Company or any Associated Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

1.8           For the avoidance of doubt, the early termination of the employment of the Executive with the Company and any Associated Company pursuant to Clause 1.5 shall not affect the entitlement of the Executive to the sums and benefits detailed in clauses 2, 3, 4 and 5 of this Agreement, but for the avoidance of doubt the Executive shall not be entitled to any payment in lieu of salary, any bonus or any benefits whatsoever for the period from the date of actual termination pursuant to Clause 1.5 to the Termination Date.

2.             Severance Compensation

2.1           Provided that the Executive:

(i)            does not bring any claims or proceedings relating to his employment with the Company or any Associated Company against the Company or any Associated Company or its or their employees, officers or shareholders, whether in an Employment Tribunal, the High Court, a County Court or otherwise; and

(ii)           on or within 7 days of the Termination Date signs a release and settlement of claims in the form attached to this Agreement at Annex 3;

the Company shall on its own behalf, and on behalf of all Associated Companies without any admission of liability whatsoever, pay to the Executive a sum that shall be determined by McCormick Inc’s Compensation Committee and notified to the Executive no later than November 2004 and which shall amount to the sum of £258,705 (being the Executive’s basic salary as of April 1, 2004) plus an upward adjustment equal to the amount of the merit increase that McCormick Inc’s Compensation Committee shall in its absolute discretion assess no later than November 2004 as being the merit increase that the Executive would have been awarded had he been in employment with the Company in April 2005; as compensation in respect of possible claims of the type referred to in Clause 9 below, and in respect of the on-going obligations contained in Clause 12 below. The Company shall also pay to the Executive a sum equal to £9,300 which represents the car allowance which would have been paid to the Executive at the rate of £775 per month had he been in employment with the Company from 1 January 2005 until 31 December 2005. These sums shall be paid within 14 days of the Termination Date.

2.2           £100,000 of the compensation payment referred to in Clause 2.1 above shall be treated firstly as an advance payment of any (a) unfair dismissal basic award, compensatory award, and/or additional award, and/or (b) any award under ss. 24 and 25 of the Employment Rights Act 1996 and/or (c) any compensation awarded arising out of a claim for sex, race or disability discrimination, except insofar as it has been repaid to the Company under Clause 9.5 below, before being allocated to any other Statutory Employment Protection Claim, although no admission of liability for any such compensation or awards is hereby made.

3.             Additional Compensation

3.1           Provided that the Executive:

(i)            does not bring any claims or proceedings relating to his employment with the Company or any Associated Company against the Company or any Associated Company or its or their employees, officers or shareholders, whether in an Employment Tribunal, the High Court, a County Court or otherwise; and

(ii)           on or within 7 days of the Termination Date signs a release and settlement of claims in the form attached to this Agreement at Annex 3;

by way of further compensation for possible claims of the type referred to in Clause 9 below and without any admission of liability whatsoever, notwithstanding the termination of his employment, the Company shall also pay to the Executive a sum equal to the bonus payable under the Bonus Plan for Fiscal Year 2004, plus a sum equal to the target bonus established by the McCormick Inc Compensation Committee for Fiscal Year 2005, and a pro rated target bonus for Fiscal Year 2006 based on one month’s service (1 December 2005 to 31 December 2005). The amount of the pro rated target bonus for Fiscal Year 2006 shall be determined at the discretion of the McCormick Inc Compensation Committee no later than November 2004. In addition, the Company shall pay to the Executive, as required by the rules of the Incentive Plan, a sum equal to the mid-term incentive bonus to be determined by McCormick Inc’s Compensation Committee for Performance Cycle 3, which ends on 30 November 2004. The Company shall also pay to the Executive a pro rated amount of the mid-term incentive bonus for Performance Cycle 4, which ends on 30 November 2006, pro rated to the Termination Date. This pro rated amount shall be determined at the discretion of the McCormick Inc Compensation Committee no later than November 2004. The Company shall also pay to the Executive a sum equal to the difference between the pro rated mid-term incentive bonus the Executive would have received under the Incentive Plan for Performance Cycle 4 if his employment with the Company had terminated on 31 December 2005 and the pro rated mid-term incentive bonus which he actually receives under the Incentive Plan for Performance Cycle 4 pursuant to this clause. This sum shall be determined at the discretion of the McCormick Inc Compensation Committee, subject to Clause 3.2 below, no later than November 2004. All such sums shall be paid within 14 days of the Termination Date.

3.2           Where payments under Clause 3.1 involve an exercise of discretion by the McCormick Inc Compensation Committee it shall be assumed that McCormick Inc achieved 100% of the targets set by the Bonus Plan and the Incentive Plan for the periods in question. Payments will be subject to deductions for tax and national insurance.

4.             Continuation of Benefits

4.1           Provided that the Executive:

(i)            does not bring any claims or proceedings relating to his

employment with the Company or any Associated Company against the Company or any Associated Company or its or their employees, officers or shareholders, whether in an Employment Tribunal, the High Court, a County Court or otherwise; and

(ii)           on or within 7 days of the Termination Date signs a release and settlement of claims in the form attached to this Agreement at Annex 3;

the Company shall, by way of further compensation for possible claims of the type referred to in Clause 9 below and without any admission of liability whatsoever, at its own cost, procure that the Executive shall remain covered by the Company’s life assurance scheme, private medical insurance scheme and prolonged disability insurance scheme until the earlier of 31 December 2005 and the date the Executive becomes employed by or provides services to any third party in any position which benefits from the same or similar benefits. The Company shall comply with its obligations to the Inland Revenue in respect of any tax or employee national insurance contributions payable in relation to such benefits and, to the extent necessary, the Executive shall reimburse the Company for the same.

5.             Stock Options

5.1           Provided that the Executive:

(i)            does not bring any claims or proceedings relating to his employment with the Company or any Associated Company against the Company or any Associated Company or its or their employees, officers or shareholders, whether in an Employment Tribunal, the High Court, a County Court or otherwise; and

(ii)           on or within 7 days of the Termination Date signs a release and settlement of claims in the form attached to this Agreement at Annex 3;

McCormick Inc shall, by way of further compensation for possible claims of the type referred to in Clause 9 below and without any admission of liability whatsoever, ensure that the Executive is allotted stock options in accordance with the relevant McCormick Inc stock option plans during the course of fiscal year 2005. In calculating the stock options due to the Executive, McCormick Inc shall ensure that he is treated no less favourably than McCormick Inc executives of rank similar to that held by the Executive prior to the termination of his employment.

6.             Pension

The Company shall, without any admission of liability whatsoever, use reasonable endeavours to procure that the trustees of the McCormick (UK) Plc Pension & Life

Assurance Scheme and the McCormick (UK) Plc Supplementary Pension Scheme (the “Pension Schemes”) shall augment the Executive’s pension entitlement under the Pension Schemes (subject to Inland Revenue limits and to the governing documentation of the Pension Schemes) so that he is treated for pension benefit purposes only as if he had continued in pensionable service under the Pension Schemes for the period to 31 December 2005. The Company shall pay any contributions to the Pension Scheme as may be necessary for this purpose.

7.                     Legal Cost`

The Company shall pay the Executive’s legal costs up to a limit of £1000 (inclusive of disbursements and VAT) provided that:

7.1        the Executive’s solicitor provides the Company with written confirmation that such legal costs were incurred solely in advising him regarding the termination of his employment and the preparation of this Agreement; and

7.2        payment is made by the Company directly to the Executive’s solicitor against receipt of a copy of an invoice from his solicitor addressed to him.

8.                     Compromise Agreement

8.1        It is agreed that the Executive’s acceptance of the terms of this Agreement constitutes a compromise agreement satisfying all of the conditions relating to compromise agreements under S.203(3) Employment Rights Act 1996 (as amended), S.77(4A) Sex Discrimination Act 1975 (as amended), S.72(4A) Race Relations Act 1976, S.9(3) Disability Discrimination Act 1995, S.288 Trade Union and Labour Relations (Consolidation) Act 1992 (as amended), S.49(4) National Minimum Wage Act 1998, S.35(3) Working Time Regulations 1998, Schedule 4, paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003 and Schedule 4, paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003.

8.2        Mr. James Davies of Lewis Silkin Solicitors is a qualified independent lawyer (“the Adviser”) who has advised the Executive on the terms and effect of this Agreement and has signed a certificate attached as Annex 1 hereto. The Executive confirms that he has been advised by the Adviser that there is in force a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claims by the Executive in respect of any loss arising in consequence of that advice.

9.                     Settlement and Waiver

9.1           The Executive believes he may have statutory claims, and therefore could bring proceedings, against the Company, or any Associated Company, or its or their employees, officers or shareholders, for unfair dismissal in relation to the termination of his employment with the Company and any Associated Company.

9.2           The Executive agrees to accept the sums and benefits to be given to him under Clauses 2, 3, 4 and 5 of this Agreement in full and final settlement of:

9.2.1                his prospective entitlement to bring the proceedings referred to in Clause 9.1 above; and

9.2.2                all other claims and rights of action (whether under statute, common law or otherwise) in any jurisdiction in the world, howsoever arising, (including but not limited to contractual claims, breach of contract, tort and the Executive’s prospective entitlement to bring any other Statutory Employment Protection Claim which could be brought in an Employment Tribunal) which the Executive has or may have against the Company, McCormick Inc or any other Associated Company, its or their officers, employees or shareholders, arising from or connected with the Executive’s employment with the Company or any Associated Company, the termination thereof or any other matter concerning the Company or any Associated Company,

PROVIDED ALWAYS that this Clause 9.2 shall not apply to any pension rights or pension benefits which have accrued to the Executive up to the Termination Date. The Executive hereby agrees that, except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to him from the Company or any Associated Company.

9.3           The Executive agrees and warrants that the claims and prospective entitlement to bring proceedings listed in Clause 9.1 above are all of the statutory claims and prospective entitlement to bring statutory proceedings that he believes he has, or may have, against the Company, any Associated Company, its or their employees, officers or shareholders arising out of or in connection with his employment with the Company, or any Associated Company, including the termination thereof The Executive further warrants that he has raised with the Adviser referred to in Clause 9.2 above all facts and issues relevant to his employment and its termination which could give rise to a statutory complaint, before entering into this Agreement.

9.4           The Executive confirms that he enters into the warranty in Clause 9.3 above, having taken advice from the Adviser, (as confirmed at Clause 8.2 above), on the statutory claims and prospective entitlement to bring statutory proceedings which he has or may have against the Company, or any Associated Company, its or their employees, officers or shareholders.

9.5           The Company enters into this Agreement in reliance upon the warranty given by the Executive at Clause 9.3 above.

10.           Directorship

The Executive shall contemporaneously with the signing of this Agreement resign in writing from all directorships and other offices (including his membership of the Management Committee) which he holds with the Company or any Associated Company in the form set out in the draft letter attached hereto in Annex 2, such resignations taking effect from 27 January 2004.

11.           Company Property

The Executive hereby undertakes to account for and return to the Company on the Termination Date (or, if terminated early pursuant to Clause 1.2, on the date on which his employment with the Company and all Associated Companies terminates) all property (including but not limited to documents and disks, mobile telephone, credit cards, equipment, keys and passes) belonging to it or any Associated Company which is or has been in his possession or under his control. Documents and disks shall include but not be limited to correspondence, files, e-mails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, floppy disks, manuals, customer documentation or any other medium for storing information. The Executive’s obligations under this Clause 11 shall be deemed to include the return of all copies, drafts, reproductions, notes, extracts or summaries (howsoever made) of the foregoing. The Executive shall, if requested by the Company, confirm in writing his compliance with his obligations under this Clause 11.

12.           The Executive’s On-going Obligations

In consideration of the payment by the Company to the Executive of the sum set out in Clause 2.1 above, the Executive hereby agrees:

12.1         that by virtue of his position as President - Asia and Europe and as a director on the Board prior to 27 January 2004, and in his position as Executive Vice President supporting his successor as President - Europe, Middle East and Africa subsequent to 27 January 2004, he has or will have had access to trade secrets and confidential information belonging to the Company or to Associated Companies and has or will have obtained personal knowledge of and influence over its or their senior employees and therefore agrees to be bound by the restraints set out in Annex 4 and that such restrictions and Clause 12.3 below are reasonable and necessary to protect the legitimate business interests of the Company and its Associated Companies;

12,2         that in the event that he is offered employment, consultancy or other business activities in the period covered by the restraints referred to in Annex 4, he will deliver to the person making such an offer a copy of that Annex;

12.3         not to divulge or make use of (whether directly or indirectly and whether for his own or another’s benefit or purposes) any trade secrets or confidential information including but not limited to such information relating to strategic business and financial plans, annual budgets and forecasts, sales and marketing plans, pricing policies and practices, deals and proposed deals with customers, customer lists, acquisition strategies and information on prospective targets, technical know-how and processing data, research and product development plans and projects, source codes, computer systems, software, designs, formulae, prototypes, and past and proposed business dealings or transactions belonging to or which relate to the affairs of the Company or any Associated Company, or any document marked “Confidential” (or with a similar expression), or any information which the Executive has been told is confidential or which he might reasonably expect the Company would regard as confidential or information which has been given in confidence to the Company or any Associated Company by a third party. This obligation shall apply from the Termination Date and without limitation in time, but shall not apply to any disclosures required by law or to any information in the public domain other than by way of unauthorised disclosure (whether by the Executive or another person);

12.4         that he will, on the request of the Company or any Associated Company, assist it or them in any threatened or actual litigation concerning it or them where he has in his possession or knowledge any facts or other matters which the Company or any Associated Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, meeting with their legal and other professional advisers, attending any legal hearing and giving evidence) PROVIDED ALWAYS that the Company or the relevant Associated Company shall reimburse the Executive for reasonable expenses properly incurred by him in giving such assistance, as are agreed by the Company;

12.5         not to make, or cause to be made, (directly or indirectly) any derogatory or critical comments or statements (whether orally or in writing) about the Company or any Associated Company or their respective officers or employees; and

12.6         subject to Clause 12.2 not to disclose (directly or indirectly) to any person or organisation the existence or contents of this Agreement except to his professional advisers, the Inland Revenue and his spouse, PROVIDED ALWAYS that disclosure to his professional advisers and spouse shall be on terms that they agree to keep the same confidential and PROVIDED ALWAYS, for the avoidance of doubt, that nothing in this Clause 12.6 shall prevent the Executive from supplying a copy of this Agreement and the Annexes hereto to any court of competent jurisdiction, or as otherwise required by law.

13.           The Company’s Ongoing Obligations

In consideration of the Executive’s undertakings set out in Clause 12 above, the Company agrees to give to any prospective employer (or employment agency) on request a fair and reasonable reference concerning the Executive’s employment with the Company subject always to the Company’s compliance with its obligations to third parties relating to the giving of references, and provided always that all such requests (whether oral or in writing) must be directed to McCormick Inc’s Senior Vice President, Human Relations.

14.           Tax Indemnity

Save for any tax and national insurance contributions deducted by the Company, the Executive hereby undertakes to indemnify and hold the Company harmless against all other taxes and national insurance contributions in respect of the payments and benefits provided, or to be provided, pursuant to this Agreement, and all costs, claims, expenses or proceedings, penalties and interest incurred by the Company which arise out of or in connection with any liability to pay (or deduct) tax or national insurance contributions in respect of such payments and benefits.

15.           Definition

For the purposes of this Agreement the following words and phrases shall have the meanings set out below:

15.1         An “Associated Company” includes McCormick Inc., the Company and any other firm, company, business entity or other organisation:

15.1.1              which is directly or indirectly controlled by McCormick Inc. or the Company; or

15.1.2              which directly or indirectly controls McCormick. Inc or the Company; or

15.1.3              which is directly or indirectly controlled by a third party who also directly or indirectly controls McCormick. Inc or the Company; or

15.1.4              of which McCormick Inc. or the Company or any Associated Company is a partner; or

15.1.5              of which McCormick Inc. or the Company or any Associated Companies referred to in Clauses 15.1.1 to 15.1.4 above owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets.

15.2         All references in this Agreement to McCormick Inc., the Company or any Associated Companies shall include any successor in title or assign of McCormick Inc., the Company or any of the Associated Companies.

15.3         “Board” means the Board of Directors of McCormick Inc.

15.4         “Control” has the meaning set out in S.416 Taxes Act 1988 (as amended).

15.5         “Statutory Employment Protection Claim” means any claim under the Employment Rights Act 1996 (as amended), Sex Discrimination Act 1975 (as amended), Equal Pay Act 1970 (as amended), Race Relations Act 1976, Disability Discrimination Act 1995, Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), Working Time Regulations 1998 (as amended), Art.141 of the EC Treaty, Equal Pay Directive No 75/117, other EU Directives, Trade Union & Labour Relations (Consolidation) Act 1992 (as amended), National Minimum Wage Act 1998, Public Interest Disclosure Act 1998, the Data Protection Act 1998, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 the Employment Act 2002, the Employment Equality (Religion or Belief) Regulations 2003 and the Employment Equality (Sexual Orientation) Regulations 2003.

16.           Severability

The various provisions and sub-provisions of this Agreement are severable and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Agreement.

17.           Entire Agreement

The terms of this Agreement constitute the entire agreement and understanding between the parties hereto and it supersedes and replaces all prior negotiations, agreements, arrangements or understandings (whether implied or expressed, orally or in writing) concerning the subject-matter hereof, all of which are hereby treated as terminated by mutual consent.

18.           Miscellaneous

18.1         This Agreement is governed by English Law and the parties hereby submit to the exclusive jurisdiction of the English Courts.

18.2            Headings are inserted for convenience only and shall not affect the construction of this Agreement.

SIGNED by or on behalf of the parties on the date first above written:

/s/ Iwan Williams
For and on behalf of McCormick (UK) Limited

/s/ Karen D. Weatherholtz
For and on behalf of McCormick & Company

/s/ John C. Molan
John C. Molan

ANNEX 1

ADVISER’S CERTIFICATE PURSUANT TO CLAUSE $

I, James Davies, confirm that John C. Molan of Little Birches, Coronation Road, Ascot, Berkshire, SL5 9LG, England (“the Executive”) has received independent legal advice from me on the terms and effect of this Agreement in accordance with the provisions of Sections 203(3) Employment Rights Act 1 996 (as amended), Section 77(4A) Sex Discrimination Act 1975 (as amended), Section 72(4A) Race Relations Act 1976, Section 9(3) Disability Discrimination Act 1995, Section 288 Trade Union and Labour Relations (Consolidation) Act 1992 (as amended), Section 35(2) Working Time Regulations 1998 (as amended) and Section 49(4) National Minimum Wage Act 1998.

I also warrant and confirm that I am a solicitor of the Supreme Court, who holds a valid practising certificate and whose Firm, Lewis Silkin Solicitors, is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of claims by the Executive in respect of any loss arising in consequence of such advice that I have given to the Executive in connection with the terms and effect of this Agreement.

SIGNED:

/s/James Davies	DATED:	27 / 07 / 04
James Davies
Solicitor

ANNEX 2

FORMAT OF LETTER RESIGNING FROM DIRECTORSHIPS/OTHER OFFICES

The Board of Directors
McCormick & Company, Inc
18 Loveton Circle	[Date]
Sparks
Maryland 21152
USA

Dear Sirs

Resignation from directorships and other offices

I write to confirm my resignation, with effect from 27 January 2004, of my directorship on McCormick & Company, Inc’s main Board of Directors.

I further confirm that I have no cause of action against the Company, McCormick & Company, Inc or any Associated Companies (as defined in Clause 15 of the Severance Agreement entered into between me and McCormick (UK) Limited and McCormick & Company, Inc dated July 27, 2004) or its or their respective officers or employees, and hereby waive all and any such claims against it or them, arising from or connected with the above resignations.

Yours faithfully

/s/ John C. Molan
John C. Molan

ANNEX 3

FORM OF RELEASE ANT) SETTLEMENT OF CLAIMS

Without prejudice to the generality of the settlement and waiver I agreed to in Clause 9 of the Agreement entered into between McCormick (UK) Limited, McCormick and Company, Inc and myself dated July 27, 2004 (“the Agreement”), I now confirm that I accept in any event the sums and benefits to be paid to me on the terms and subject to the conditions set out in the Agreement in full and final settlement of all claims and rights of action (whether under statute common law or otherwise) in any jurisdiction in the world, howsoever arising, (including but not limited to contractual claims, breach of contract, tort and statutory employment protection claims) which I have or may have against McCormick (UK) Limited, McCormick and Company, Inc or any other Associated Company (as defined in the Agreement referred to above), it or their officers, employees or shareholders, a rising from or connected with my employment with McCormick (UK) Limited or any other Associated Company, the termination thereof, or any other matter concerning McCormick (UK) Limited or any Associated Company.

I hereby agree that except for the sums of benefits referred to in the Agreement, no other sum or benefits are due to me from McCormick (UK) Limited or any Associated Company.

I agree that, in the event that I bring any claims or proceedings, whether statutory or otherwise, relating to my employment with the Company or any Associated Company, or the termination thereof, against the Company, any Associated Company, its or their employees, officers or shareholders, whether in an Employment Tribunal, the High Court, a County Court or otherwise (excluding claims relating to any pension rights or pension benefits which have accrued to me up to the Termination Date, as defined in the Agreement), I will repay to the Company on demand and in full the sums and benefits paid to me pursuant to the Agreement, less any statutory redundancy payment paid.

John C. Molan

31 December 2004

ANNEX 4

RESTRICTIVE COVENANTS

1.             Non-Competition

The Executive hereby agrees that he shall not (without the consent in writing of the Board) for a period of six months immediately following the Termination Date within the Prohibited Area and whether on his own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever,) in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with the research into, the development, manufacture, distribution, sale or marketing of spices, herbs, seasonings or flavourings for the retail food service or industrial market or any other product which is of the same or similar type to any product researched, or developed, or manufactured, distributed or sold, or marketed by the Company during the twelve months immediately preceding the Termination Date PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of products with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the twelve months immediately preceding the Termination Date.

2.             Non-Solicitation of Customers

The Executive hereby agrees that he shall not for a period of nine months immediately following the Termination Date whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer :

2.1        with whom the Executive has had material contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

2.2        for whom the Executive was, in a management capacity on behalf of the Company, directly responsible during the twelve months immediately preceding the Termination Date.

3.             Non-Solicitation of Employees

The Executive hereby agrees that he will not for a period of nine months immediately following the Termination Date either on his own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

3.1           (i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Company’s or any Associated Company’s employment (as applicable);

3.2           be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee.

4.             Interference with Suppliers

The Executive hereby agrees that he shall not, whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly (i) for a period of nine months immediately following the Termination Date and (ii) in relation to any contract or arrangement which the Company has with any Supplier for the exclusive supply of goods or services to the Company and/or to its Associated Companies, for the duration of such contract or arrangement:

4.1           interfere with the supply of goods or services to the Company from any Supplier;

4.2           induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

5.                             Associated Companies

5.1        The provisions of paragraphs 5.2 and 5.3 below shall only apply in respect of those Associated Companies (i) to whom the Executive gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the twelve months immediately preceding the Termination Date.

5.2        Paragraphs 1, 2, 3, 4 and 6 in this Annex 4 shall apply as though references to the “Associated Company” were substituted for references to the “Company”. The obligations undertaken by the Executive pursuant to this Annex 4 shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

5.3        In relation to each Associated Company referred to in paragraphs 5.1 and 5.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 6 hereof directly with all or any of such Associated Companies, mutatis mutandis. If the Executive fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf.

6.             Definition,

For the purposes of this Annex 4, the following words and cognate expressions shall have the meanings set out below:

6.1           “Associated Company”, “Board” and “Company” shall have the meanings set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

6.2           “Company Employee” means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 6 months prior to and on the Termination Date and with whom the Executive had material contact or dealings in performing his duties of his employment (including his position as director on the Board) and who was a director level employee.

6.3           “Customer” shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

6.4           “Prohibited Area” means the United Kingdom, the USA, Canada, Europe and Asia provided that the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company (in his capacity as Executive Vice President, as a director on the Board or otherwise) for the country concerned during any part of the twelve months immediately preceding the Termination Date.

6.5           “Prospective Customer” shall mean any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

6.6           “Supplier” means any person, company, business entity or other organization whatsoever who:

6.6.1                has supplied goods or services to the Company during any part of the twelve month immediately preceding the Termination Date; or

6.6.2                has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date; or

6.6.3                as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that Supplier and the Company.

6.7           “Termination Date” shall mean 31 December 2004.